UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the

SECURITIES EXCHANGE ACT OF 1934

__________________

Date of Report (Date of earliest event reported): April 22, 2012

OAKRIDGE INTERNATIONAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	1-35640	98-0648307
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Suite 5, Level 2, Malcolm Reid Building, 187 Rundle Street Adelaide SA 5000, Australia	n/a
(Address of principal executive offices)	(Zip code)

Tel: +618 8312 0248 Fax: +618 8312 0248

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 22, 2014, the Board accepted the resignation of Mr. Con Unerkov (“Mr. Unerkov”) from his position as member of the Board of Directors, and as the Chief Financial Officer, Treasurer and Secretary of Oakridge International Corporation (the “Company”). Mr. Unerkov has not indicated that his resignation was due to differences or disagreements with the Company’s executive management or Board of Directors.

On the same date, the Board appointed Dr. Man Chung Chan (“Dr. Chan”) as Director and as Chief Financial Officer, Treasurer and Secretary of the Company. Dr. Chan, aged 54, is currently the Head of R&D Marvel Digital Group. Dr. Chan graduated from the Chinese University of Hong Kong in 1980 in Philosophy and Government & Public Administration. He received his PhD in Computer Science from La Trobe University in Australia. From 1988 till 1994 he taught in Computer Science in University of New South Wales. From 1994 he has worked with the Computing Department of Hong Kong Polytechnic University. Dr. Chan was a computational logician and lately he worked in the broad field of knowledge management, artificial intelligence and intellectual property of computing. He founded the Institute of System Management in 2003. He has extensive working relationship with municipal government of Jiangsu, Hubei and Henan province in China. In the past 5 years, Dr. Chan has been working for Marvel Digital Group, a company incorporated in Hong Kong.

Dr. Chan is not a member of any other United States reporting company.

There is no family relationship among the directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 25, 2014	OAKRIDGE INTERNATIONAL CORPORATION
By: /s/ Herbert Ying Chiu Lee
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Name: Herbert Ying Chiu Lee
Title: President